Exhibit 10.30

2020 LONG TERM INCENTIVE PROGRAM
AWARD AGREEMENT

pursuant to the

OWENS CORNING
2019 STOCK PLAN

PERFORMANCE SHARE UNIT AWARD

Owens Corning, a Delaware corporation, has granted to [Participant Name] (the “Holder”), as of [Grant Date], (the “Grant Date”), pursuant to the provisions of the Owens Corning 2019 Stock Plan (the “Plan”), [Number of Shares Granted] share-settled Performance Share Units (the “Units”) relating to shares of the Company’s Common Stock (“Stock”), upon and subject to the terms and conditions set forth below and in the Plan (the “Award”). The Units comprising the Award may be recorded in an unfunded Unit account in the Holder’s name maintained by the Company. Units shall have no distribution, dividend or voting rights. The Holder will have no rights as a stockholder of the Company by virtue of any award of Units until Stock, if any, is issued to the Holder as described in this Agreement. References to employment by the Company shall also mean employment by a Subsidiary or Company affiliate. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Performance Criteria; Performance Targets; Performance Period.
(i)For purposes of the Award, performance criteria consist of one or more specific “Performance Measures,” as defined in Section 1.2 of the Plan, which have been selected by the Compensation Committee (the “Committee”) in accordance with the Plan. Based on such performance criteria, the Committee shall determine if, and to the extent, the Award shall become vested and payable to the Holder as a result of the achievement of performance targets which have been established by the Committee at the “Entry,” “Target” and “Maximum” levels. These performance criteria and performance targets have been communicated to the Holder in a written document separate from the Award (“Performance Document”). The Award shall be payable as follows: (i) if the Entry level is not achieved, no amount shall be payable pursuant to this Award, (ii) if the Target level is achieved, the Target amount shall be payable pursuant to the Award, (iii) if the Maximum level is achieved, two times the Target amount shall be payable pursuant to the Award, and (iv) the amount payable pursuant to the Award shall be interpolated on a linear basis for achievement between the Entry level and the Target level and between the Target level and the Maximum level; provided, however, that notwithstanding the prior portion of this Section 1, in all cases, the Committee retains full negative discretion to reduce the payment for the Award, including to zero. The Committee may elect additional performance measure(s) to incent above-maximum performance for a specific performance criterion, which if achieved as described in the Performance Document, will result in an additional Target-level payout for that performance criterion.
(ii)The achievement of the performance targets specified in Section 1(a) hereof shall be for the performance period commencing as of January 1, 2020 and ending on December 31, 2022 (the “Performance Period”) and such achievement shall be determined by the Committee as of December 31, 2022 (the “Determination Date”).

2.Vesting.
(i)Continuous Service. Subject to the terms and conditions of this Agreement, the Units shall become fully vested on the Determination Date, provided that the Holder remains in continuous service with the Company or any subsidiary or affiliate of the Company as an employee, director or consultant (“Continuous Service”) through and including the Determination Date. As used herein, the term “vest” shall mean no longer subject to a substantial risk of forfeiture.
(ii)Termination of Continuous Service.
    (i) Holder shall forfeit the Award if, after the Grant Date and prior to the Determination Date and prior to a Change in Control, the Holder’s Continuous Service is terminated for any reason other than death, Disability (as defined in the Plan), or Retirement. For purposes of this Award Agreement, Retirement is defined as a termination of employment for reasons other than Cause (as defined in the Plan) of an employee who has rendered at least twelve months of Continuous Service within the Performance Period and is at least 55 years of age with at least 10 years of service with the Company.

    (ii) If, after twelve months of service have been rendered within the Performance Period and prior to the Determination Date and prior to a Change in Control, the Holder’s Continuous Service is terminated by reason of Retirement, then the Holder shall be entitled to a pro-rata portion of the Award determined by the product of (1) the number of Units the Holder would have received based on the Company’s performance under the Performance Criteria, multiplied by (2) a fraction, the numerator of which is the number of full months of service rendered since the beginning of the Performance Period as of the date of termination, and the denominator of which is 36. Settlement of the Units under this section, if any, shall be made as soon as practicable after the Determination Date, but in any event between January 1 and March 15, of the year following the Determination Date.

(iii) If, after the Grant Date and prior to the Determination Date and prior to a Change in Control, the Holder’s Continuous Service is terminated by reason of Death or Disability, then the payment of the Award shall be determined in accordance with the achievement of the performance criteria, and the Holder shall at the time of such termination be vested in full. Settlement of the Units under this section, if any, shall be made as soon as practicable after the Determination Date, but in no event later than March 15, 2023.

3.Payment. The Units that vest in accordance with the terms of Section 2 shall be paid to the Holder in Stock or deferred stock units pursuant to Section 6.13(k); provided, however, that no fractional share of Stock shall be issued pursuant to the Award. All Stock payable pursuant to this Section 3 shall be paid to the Holder after the Determination Date but in any event between January 1 and March 15, 2023. Notwithstanding any provisions of this Agreement to the contrary, no payment shall occur pursuant to this Section 3 unless and until the Committee has certified that the applicable performance criteria have been satisfied, which certification shall occur within 60 days of the date on which the Performance Period ends.
4.Change in Control. In the event of a Change in Control, as defined in the Plan, after the Grant Date and prior to the Determination Date, the performance criteria shall be deemed to be satisfied at maximum level and the Units shall become fully vested. The Units vested in accordance with the terms of this Section 4 shall be paid to the Holder within 10 days following such Change in Control in Stock as provided in Section 3 hereof, subject to Section 6.13(k).

5.Withholding Taxes. As a condition precedent to the delivery to the Holder of any shares of Stock payable pursuant to the Award, the Holder agrees that all income or other withholding taxes required under all applicable federal, state, local or other laws or regulations (the “Required Tax Payments”) with respect to such Stock shall be satisfied by the Company withholding from the Stock otherwise to be delivered to the Holder pursuant to the Award having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments. No shares of Stock shall be delivered to the Holder until the Required Tax Payments have been satisfied in full.
6.Additional Terms and Conditions of Award.
a..Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall accept this Agreement by executing it in an enforceable manner, including through an electronic acceptance, in such form as is determined to be acceptable within the discretion of the Committee.
6.2.    Agreement Not To Compete and Not To Solicit

(i)In exchange for the consideration provided by the Company in this Agreement, Holder agrees that, during the Covenant Period, Holder shall not, without the prior written consent of the Company: i) become directly or indirectly engaged or involved, as an owner, principal, employee, officer, director, manager, independent contractor, consultant, representative, seller, distributor, agent, advisor, , lender or in any other capacity, with or for any Competitor of the Company or any Subsidiary; ii) participate in the research or development, manufacture, and/or any business, fabrication, marketing, sale or distribution of any products or services that are competitive with or similar to any products or services then being developed, manufactured, fabricated, marketed, sold or distributed by the Company or any Subsidiary; iii) directly or indirectly, on behalf of Holder or any other person or entity, offer, market, sell or distribute, or participate in offering, marketing, selling or distributing any products or services that are competitive with or similar to any products or services then offered , marketed, sold or distributed by the Company or any Subsidiary to any customer of the Company or any Subsidiary, or to Holder’s knowledge, potential customer of the Company or any Subsidiary; or iv) directly or indirectly engage, or attempt to engage, on behalf of any Competitor of the Company or any Subsidiary, any employee, independent contractor, consultant, sales representative, vendor, supplier, distributor, independent contractor, agent or other business relationship of the Company or any Subsidiary, or engage in any other action that would reasonably be expected to terminate or negatively impact any such business relationship of the Company or any Subsidiary; provided, however, that Holder’s direct or indirect ownership of less than 1% of the outstanding capital stock of a company whose capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market, shall not be deemed to be a violation of this Agreement. Notwithstanding any provision of the Plan or of this Agreement to the contrary, any violation of this section by Holder shall result in the immediate forfeiture and cancellation of the portion of the Award which is not vested as of such date.
(ii)If any covenant or other term in this Agreement (including without limitation any covenant in Section 6.2 hereof) is determined by a court of competent jurisdiction to be wholly or partially unenforceable , Holder agrees that: i) this Agreement or any portion hereof may be reformed so that such covenant or other term is enforceable to the maximum extent permitted by law; ii) such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant or other term in any other jurisdiction; and iii) the unaffected provisions of this Agreement shall be unimpaired and shall remain in full force and effect. Without limiting the generality of the foregoing, if any covenant in this Agreement shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extend in all other respect as to which it may be enforceable, all as determined by such court..
(iii)Holder agrees that money damages would not be a sufficient remedy for any breach of this Section 6.2 by Holder and that, in addition to all other remedies which may be available to the Company, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Holder further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy.
(iv)Holder agrees and acknowledges that (i) the services rendered by Holder to the Company are special and of great value to the Company, (ii) the market for the Company’s products and services is worldwide and the Company regularly transacts business on a worldwide basis, (iii) the covenants contained in this Section 6.2 are reasonable and necessary for the protection of the Company’s legitimate business interests, (iv) the grant of the Award to Holder is good and sufficient consideration for such covenants, and (v) Holder’s compliance with such covenants will not preclude or unreasonably restrict Holder from engaging in other activities for the purpose of earning a livelihood.
(v)As used herein, i) the term “Competitor” means any person, or entity that A) is engaged in, or that has plans to become engaged in the research, development, manufacture, fabrication, marketing, sale or distribution of products or services that are the same as, or serve a substantially similar purpose or function as any products or services that were researched, developed, manufactured, fabricated, marketed, sold, or distributed by any business unit of the Company or any Subsidiary for which Holder performed any work or services at any time during the last twenty-four (24) months during which Holder was employed by Company or any Subsidiary and B) directly or indirectly conducts any business operations anywhere within North America or anywhere else in the world where Holder has engaged in business activities on behalf of the Company or any Subsidiary: and ii) the term “Covenant Period” means the period ending on the second anniversary of the date Holder’s termination of employment with the Company or any Subsidiary, regardless of the circumstances relating to such termination of employment (e.g., resignation, retirement, disability, termination by the Company for cause, or termination by the Company without cause).
a..Nontransferability of Units. Prior to the Determination Date, the Units subject to the Award and not then vested may not be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, prior to the Determination Date, the Stock subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such Units, the Award shall immediately become null and void.
b..    Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Units subject to the Award and the other terms of the Award shall be appropriately adjusted by the Committee to reflect certain corporate transactions which affect the number, type or value of the Units. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

c..    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of Stock hereunder, the Units subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval. Further, Holder agrees that to the extent issuance of Stock in the Holder’s jurisdiction is impossible, illegal, unauthorized, or in the Company’s discretion is imprudent or is otherwise impracticable for any reason, that the Company may, in its discretion, either deem the Award to be a cash award of equivalent cash value or may direct the sale of all Stock subject to the Award and settle the Award in cash locally with the Holder.
d..    Delivery. The Company, subject to the withholding provisions of Section 5, shall promptly deliver or cause to be delivered one or more shares of Stock represented by the vested Units which are payable under Section 3. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.
e..    Award Confers No Rights to Continued Employment. The granting of this Award does not entitle the Holder to any award other than that specifically granted under the Plan, or to any future awards under the Plan or any similar plan. The Award does not become part of the contract of employment or any other employment relationship with the Holder’s employer, and the Award is not a guarantee of continued employment. Moreover, the Award or any future awards do not become a term or condition of employment. The Holder understands and accepts that the awards granted under the Plan are entirely at the discretion of the Company and that the Company retains the right to amend or terminate the Plan and/or the Holder's participation therein, at any time, at the Company’s sole discretion and without notice. The benefits and rights provided under the Plan are not, and should not be considered part of the Holder’s salary or compensation for purposes of any other calculation, including calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind, except as required by applicable law. The Holder hereby waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from: (a) the loss or diminution in value of any rights under the Plan; or (b) the Holder ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.
f..    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award and, notwithstanding the default vesting treatment described above, to determine or provide for either continued vesting or accelerated vesting of all or a portion of this Award in the cases of the Holder’s death, Disability or Retirement. Administration of the Awards has been delegated to the Company. Any interpretation, determination or other action made or taken by the Board or the Committee, or the Company as its delegate, regarding the Plan or this Agreement shall be final, binding and conclusive.
g..Incorporation of the Plan. The Plan, as it exists on the date of this Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and this Agreement shall be subject to all terms and conditions of the Plan and any subsequent amendments to the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

h..Value of Units and Common Stock. The Company makes no representation as to the value of the Units. The Company is not responsible for any fluctuations in the value of the Common Stock.
i..Investment Representation. The Holder hereby represents and covenants that (a) any Stock acquired upon payment of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Stock shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of acquisition of any Stock hereunder or (ii) is true and correct as of the date of any sale of any such Stock, as applicable. As a further condition precedent to the delivery to the Holder of any Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Stock and, in connection therewith, shall execute, on or prior to the payment date of the Award specified in this Agreement, any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.
j..Notices and Electronic Delivery. The Company may, in its sole discretion, deliver any documents, notices or other communications related to the Award and the Holder’s participation in the Plan by electronic means. The Holder hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
    Any documents, notices or other communications which are not delivered electronically pursuant to this section shall be in writing and shall be deemed to have been duly given when received, if delivered personally, or when mailed, if sent by first class mail, postage paid, addressed as follows:
(i) If to the Company or the Committee, to the attention of the Vice President, Total Rewards, Owens Corning World Headquarters, One Owens Corning Parkway, Toledo, Ohio 43659, or to the attention of such other person or at such other address as the Company, by notice to the Holder, may designate in writing from time to time, and
(ii) If to the Holder, at his address as shown on the records of the Company, or at such other address as the Holder, by notice to the Company, may designate in writing from time to time.

k..Miscellaneous.
1.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any right hereunder in accordance with the Plan.
2.Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one Agreement.
3.Entire Understanding. The Plan and this Agreement constitute the entire agreement and understanding between the parties with respect to the matters described herein and supersede all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter; provided, however, that the covenants contained in Section 6.2 shall complement and shall be in addition to, and shall not supersede similar covenants made by Holder to the Company or any Subsidiary in the Agreement-Protection of Owens Corning Proprietary Interests or the Intellectual Property Agreement if Holder has executed such an agreement.
4.Modification. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
5.Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
6.Fees and Expenses; Legal Compliance. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with this Agreement and will from time to time use its reasonable efforts to comply with all laws and regulations which, in the opinion of counsel to the Company, are applicable thereto.
7.Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.
8.Data Privacy. By signing this Agreement, including by way of electronic acceptance by means acceptable to the Company of the Agreement, the Holder explicitly consents to the collection, processing, and transfer (electronically or otherwise) of personal data by the Company, the Holder’s employer, and any third parties as necessary. Moreover, the Holder explicitly acknowledges and agrees that personal data (including but not limited to Holder’s name, home address, telephone number, employment status, tax identification number, and data for tax withholding purposes) may be transferred to third parties assisting the Company with the implementation of the Plan. The Holder expressly authorizes such transfer to and processing by third parties. Furthermore, the Holder explicitly consents to the transfer of the Holder’s personal data to countries other than his or her country of employment. The Company will take reasonable measures to keep the Holder’s personal data private, confidential, and accurate. The Holder may obtain details with respect to the collection and transfer of his or her personal data in relation to the Plan participation and may also request access to and updates of such personal data, if needed, by contacting his or her local Human Resources contact.
9.Award Subject to Clawback. The Holder hereby acknowledges that this Award is subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt and maintain from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
10.Company to Reserve Stock. The Company shall at all times prior to the expiration or termination of the Units reserve and keep available, either in its treasury or out of its authorized but unissued Stock, the full number of shares of Stock subject to the Units from time to time.
11.Compliance with Section 409A of the Code.

1.    (i)    To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Holder. The Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Holder).
2.    (ii)    To the extent the Holder has a right to receive payment pursuant to this Agreement, the payment is subject to Section 409A, and the event triggering the right to payment does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Sections 2, 3, or 4 hereof, issuance of Stock in payment of the Units will be made, to the extent necessary to comply with Section 409A of the Code, to the Holder on the earliest of: (1) the Determination Date; (2) the Holder’s “separation from service” with the Company (determined in accordance with Section 409A of the Code), provided, that if the Holder is a “specified employee” (within the meaning of Section 409A of the Code), the Holder’s date of payment of the Award pursuant to this clause (2) shall be the date that is six months after the date of the Holder’s separation of service with the Company; (3) the Holder’s death; (4) the Holder’s permanent disability (within the meaning of Section 409A(a)(2)(C) of the Code); or (5) a change in control event (within the meaning of Section 409A of the Code).
3.    (iii)    Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.Deferred Stock Units. Performance share units granted under the Plan, including Units granted pursuant to this Award, may be settled in the form of deferred stock units pursuant to a valid deferral election by the Holder. The Holder shall have all rights incident to ownership of such deferred stock units, including but not limited to the right to receive dividend equivalents in the form of additional deferred stock units.
l..Non-U.S. Jurisdictions.
13.Local Compliance. The Holder remains personally responsible for any local compliance requirements resulting from his or her receipt, ownership, and subsequent sale of Common Stock, as well as the transfer of funds abroad, the making of a foreign investment, and the opening or use of a U.S. brokerage account in relation to his or her receipt of Common Stock. For Holder’s whose Award under this Agreement is subject to China SAFE regulations, the Holder agrees to abide by applicable requirements for disposal of vested Stock following termination of employment and hereby affirmatively authorizes the Company to direct the sale or disposal of Stock within 6 months following termination of employment in order to comply with these requirements.
14.Exchange Rate Fluctuation. The Company is not responsible for any foreign exchange fluctuations between the Holder’s local currency and the U.S. dollar.
15.Language Translation. To the extent that the Holder has been provided with a translation of this Agreement, the English language version of this Agreement shall prevail in case of any discrepancies or ambiguities due to translation.

16.Certain Requirements Relating to the French Plan. For grants made pursuant to the French Plan, where such grants are intended to be qualified grants under the terms of the French Plan, except in the event of death and except as otherwise provided by the French Commercial Code, the disposal of Stock delivered is prohibited for a minimum period of two years beginning on their delivery. Once delivered, Stock may not be sold within the periods as set forth in Article L. 225-197-1, I of the French Commercial Code.
17.Cash Settlement Relating to Holders in certain Jurisdictions. For the Holder under the laws of their applicable jurisdiction, the delivery of Stock under this Agreement, if any, shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such Stock is in compliance with all applicable laws and regulations of such jurisdiction and the requirements of any securities exchange on which such Stock is traded. Notwithstanding any other provision of the Plan or this Agreement to the contrary, if at any time it is determined by counsel to the Company that the issuance and delivery of Stock pursuant to this Agreement to a Holder in such jurisdiction would for any reason be unenforceable or prohibited as a matter of law or would result in material adverse consequences for the Company or the Holder, then the portion of the Award that would have been settled in Stock shall instead be settled in cash in an amount equal to the value of the Stock that would have been delivered under the Award.

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